                                                                               .
                                                                               .
                                                                               .
                                                                    Exhibit 99.2




CONTACT:  Investor Contact:                             Media Contact:
          Lori Barker                                   Mike Wong
          (408) 542-9565                                (408) 548-0223


     SANDISK ANNOUNCES RECORD FOURTH QUARTER REVENUES AND OPERATING EARNINGS

    ANNUAL REVENUES INCREASE 99% YEAR-OVER-YEAR TO EXCEED $1 BILLION; ANNUAL
                EARNINGS PER SHARE INCREASE 298% YEAR-OVER-YEAR

         SUNNYVALE, CA, January 21, 2004 -- SanDisk Corporation (NASDAQ:SNDK), the world's largest supplier of flash storage card products, today announced results for the fourth quarter ended December 28, 2003. Total fourth quarter revenues grew 116% to $389 million compared to the fourth quarter of 2002 and increased 38% sequentially. Income from license and royalties grew to $36 million, up 63% from $22 million in the prior quarter. Fourth quarter net income was $88 million compared to $20 million and $15 million for the fourth quarter of 2002 and the third quarter of 2003, respectively. Earnings per share grew 262% for the fourth quarter of 2003 and were $0.94 per diluted share compared with $0.26 per diluted share in the same quarter of 2002.

         Total revenue for fiscal 2003 was $1.1 billion, up 99% from $541 million in 2002. Product revenues were $982 million, up 99% from $493 million in 2002. Net income was $169 million, compared to net income of $36 million in 2002. Earnings per share for fiscal 2003 were $2.03 per diluted share, which compared to net earnings of $0.51 per diluted share in 2002.

         "Our excellent performance in the fourth quarter capped an outstanding year for SanDisk," said Eli Harari, President and CEO of SanDisk Corporation. "In the fourth quarter we were able to meet the strong surge in holiday season demand and increased our megabyte shipments by 39%, primarily from increased production of .13 micron NAND at our FlashVision joint venture. In the past two quarters alone, we shipped almost as many megabytes of flash memory as in the prior fifteen years combined. Royalty income increased dramatically in the fourth quarter, reflecting the industry-wide growth of flash memory shipments by our licensees. This is a testimony to the value of SanDisk's broad based patents in these growing markets."

         "I am grateful to our worldwide employees for their fantastic team execution, our global customers for making this our first billion dollar year, and our partners and suppliers. In particular, we are privileged to have Toshiba as our steadfast FlashVision joint venture partner. We are also appreciative of the excellent support we are receiving from Samsung in consistently meeting their supply commitments in the face of tight capacity."

         "We are optimistic about our business prospects, based on projected continuing strong growth in our target markets for digital cameras and portable digital consumer electronics, the growing adoption of our cards in camera cell phones, and our growing market share in USB flash drives. Flash storage technology and product innovations are enabling numerous other emerging industrial, telecom, automotive and medical applications. Market research reports are forecasting flash cards to grow from $3.5 billion in 2003 to more than $10 billion by 2007. SanDisk is the market leader for flash cards worldwide and we believe we are exceptionally well positioned to be a major participant as this very large opportunity unfolds. We expect to face competition from new flash memory chip suppliers starting late in 2004 or in 2005. This will challenge us to relentlessly drive down our costs through our technology transitions and economies of scale, create new and exciting storage products, and expand our global sales reach and brand awareness among consumers."

Q4 FINANCIAL/BUSINESS HIGHLIGHTS

         - Product revenues were a record $353 million, a growth rate of 36% sequentially and 123% year-over-year.

         - Income from license and royalties increased to $36 million, up 63% from $22 million in the third quarter and up 70% from the corresponding quarter last year.

         - Sales of CompactFlash and SD cards each exceeded $100 million in the fourth quarter. SanDisk also experienced strong sales growth of Cruzer Mini, miniSD, xD Picture Card and TriFlash products.

         - Total megabytes sold in the fourth quarter were a record and increased 39% sequentially and 250% year-over-year. Total megabytes sold in 2003 were approximately 235% higher than in 2002.

         - Average price per megabyte sold in the fourth quarter declined 1.7% sequentially and 36% compared to the corresponding quarter of last year. Average price per megabyte sold in 2003 declined by 40% compared to 2002.

         - Total gross margin was 42.3% of total revenues and product gross margin was 36.4%, up from 35.3% in the third quarter of 2003.

         - Net cash provided by operating activities was approximately $109 million in the fourth quarter and SanDisk completed an underwritten public offering in the fourth quarter adding $522 million in net proceeds. SanDisk's cash and short-term investment position was $1.3 billion at year-end.

         - SanDisk signed an agreement with Fujifilm enabling the Company to manufacture xD-Picture Cards for Fuji and to sell cards under the Fuji label through SanDisk's global retail distribution channels.

         -        SanDisk was added to the prestigious NASDAQ -100(R) Index.

         - Toshiba and SanDisk announced that they intend to accelerate construction of a new 300-millimeter Fab 3 wafer fabrication facility at Toshiba's Yokkaichi operations in order to meet projected growing demand for NAND flash memory in the second half of the decade.

SEPARATE ANNOUNCEMENT

         SanDisk separately announced today that its Board of Directors approved a two-for-one stock split of its common stock to be effected in the form of a stock dividend to each stockholder of record at the close of business on February 3, 2004.

BUSINESS OUTLOOK FOR 2004

SanDisk is optimistic about business prospects in 2004 and expects:

         -        Total annual revenues between $1.5 billion and $1.75 billion

         - License and royalty revenue of approximately $30 million per quarter with potential upside in the first and fourth quarters

         - Average change in selling price per megabyte comparable to the overall decline in 2003 rates at approximately 40%. Price declines are expected to be more moderate in the first half and in the second half of the year price declines are expected to reflect new capacity increases

         - Product gross margins in the first half of approximately 32-36%, and 28-32% in the second half

         - Operating expenses are expected to increase as the business grows and average approximately 15% of total revenues

         -        Effective tax rate of approximately 37%

         - Capital equipment outlays of approximately $75 million primarily for SanDisk test equipment and $175 million in equipment loans to FlashVision.

In the first quarter of 2004 SanDisk projects:

         - Modest seasonal decline in product revenues of 5%-10% sequentially. License and royalty revenues comparable with the fourth quarter of 2003

         -        Product gross margins of between 33% and 35%

         - Operating expense sequential growth of approximately 12%-14% due to volume increases, additional research and development hiring, and increases in marketing expenses.

These projections could vary significantly depending on a number of factors primarily related to growth in demand and the growth in supply, both of which are difficult to forecast accurately for any particular quarter in 2004.

FORWARD-LOOKING STATEMENTS

         This news release contains certain forward-looking statements, including our business outlook, expectations for new product introductions, capacity, future product revenues, average selling prices, gross margins, operating margins and tax rates, that are based on our current expectations and involve numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate and may significantly and adversely affect our business, financial condition and results of operations. Risks that may cause these forward-looking statements to be inaccurate include among others: market demand for our products that may grow more slowly than our expectations or a slower adoption rate for our products in new markets that we are targeting, fluctuations in operating results, yields and possible delays related to our planned conversion to 90 nanometer NAND flash currently planned to start in the second half of the year, any interruption of or delay in supply from any of the semiconductor manufacturing facilities that supply products to us, future average selling price erosion that may be more severe than our expectations due to possible excess industry capacity of flash memory either from existing suppliers or from new competitors, price increases from non-captive flash memory sources and third-party subcontractors, higher than expected operating expenses due to unanticipated hiring and marketing expenses, higher than anticipated capital expenditures due to unexpected outlays for test equipment and FlashVision, adverse global economic and geo-political conditions, including adverse currency exchange rates, the timely development, internal qualification and customer acceptance of new products that are based on the 90 nanometer NAND technology, fluctuations in license and royalty revenues, business interruption due to earthquakes or other natural disasters, particularly in areas in the Pacific Rim where we manufacture and assemble products, further impairment of our investments in Tower Semiconductor Ltd. due to any decline in stock valuations, and the other risks detailed from time-to-time in our Securities and Exchange Commission filings and reports, including, but not limited to, the Form 10-Q for the quarter ended September 28, 2003 and the Annual Report on Form 10-K for the year ended December 29, 2002. Future results may differ materially from those previously reported. We assume no obligation to update the information contained in this release.

ABOUT SANDISK

         SanDisk Corporation, the world's largest supplier of flash storage card products, designs, manufactures and markets industry-standard, solid-state data, digital imaging and audio storage products using its patented, high-density flash memory and controller technology. SanDisk is based in Sunnyvale, CA.

CONFERENCE CALL

         SanDisk's fourth quarter 2003 conference call is scheduled for 2:00 p.m. Pacific Time, Wednesday, January 21, 2004. The conference call will be webcast by CCBN and can be accessed live, and throughout the quarter, at SanDisk's website at www.sandisk.com/IR and at www.streetevents.com for registered streetevents.com users. To participate in the call via telephone, the dial in number is (888) 515-2781 or (719) 457-2605 for international callers. The call will also be available by telephone replay through Sunday, January 25, 2004, by dialing (888) 203-1112 or, for international callers, (719) 457-0820 and entering the pass code 565670. A copy of this press release will be filed with the Securities and Exchange Commission on a current report on Form 8-K and will be posted to our website prior to the conference call.

         SanDisk's web site / home page address: http:/ / www.sandisk.com
         All trade names are either registered trademarks or trademarks of their respective holders.

                               SANDISK CORPORATION
                   Condensed Consolidated Statements of Income
                (In thousands, except per share data, unaudited)



                                                        Three Months Ended             Twelve Months Ended
                                                   ---------------------------     -----------------------------
                                                   December 28,    December 29,    December 28,      December 29,
                                                      2003            2002             2003              2002
                                                   -----------     -----------     ------------      -----------
Revenues:
   Product                                          $ 353,403       $ 158,714       $   982,341       $ 492,900
   License and royalty                                 35,892          21,114            97,460          48,373
                                                    ---------       ---------       -----------       ---------
Total  revenue                                        389,295         179,828         1,079,801         541,273

Cost of product revenues                              224,681          99,882           641,189         352,452
                                                    ---------       ---------       -----------       ---------
Gross profits                                         164,614          79,946           438,612         188,821

Operating expenses:
  Research and development                             25,263          17,328            84,200          63,177
  Sales and marketing                                  21,251          11,800            66,317          40,407
  General and administrative                            9,210           8,168            31,057          27,086
                                                    ---------       ---------       -----------       ---------
Total operating expenses                               55,724          37,296           181,574         130,670

Operating income                                      108,890          42,650           257,038          58,151

Equity in income of joint ventures                         88             572               178             856
Interest income                                         3,243           2,124             8,865           8,675
Interest expense                                       (1,687)         (1,593)           (6,750)         (6,700)
Gain (loss) in investment in foundries                    667         (13,962)            3,746         (15,163)
Loss on unauthorized sale of UMC shares                    --              --           (18,339)             --
Loss in equity investment                                  --          (1,800)             (148)         (2,700)
Other loss, net                                        (1,705)           (518)           (2,709)         (3,140)
                                                    ---------       ---------       -----------       ---------
Income before taxes                                   109,496          27,473           241,881          39,979

Provision for income taxes                             21,658           7,863            73,022           3,739
                                                    ---------       ---------       -----------       ---------
Net income                                          $  87,838       $  19,610       $   168,859       $  36,240
                                                    =========       =========       ===========       =========


Net income per share:
     Basic                                          $    1.10       $    0.28       $      2.33       $    0.53
     Diluted                                        $    0.94       $    0.26       $      2.03       $    0.51

Shares used in computing net income per share:

      Basic                                            79,942          69,057            72,391          68,805
      Diluted                                          95,126          80,213            85,808          71,230

                               SANDISK CORPORATION
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                (IN THOUSANDS)

                                                                                    December 28, 2003     December 29, 2002*
                                                                                    -----------------     ------------------
                                                                                       (unaudited)
                                  ASSETS
Current Assets:
    Cash and cash equivalents                                                            $  734,479          $ 220,785
    Short-term investments                                                                  528,117            235,706
    Investment in foundries                                                                  36,976            110,069
    Accounts receivable, net                                                                184,236             81,086
    Inventories                                                                             116,896             88,595
    Deferred tax asset                                                                       70,806                 --
    Prepaid expenses, other current assets and tax receivable                                53,394             18,489
                                                                                         ----------          ---------
      Total current assets                                                                1,724,904            754,730

    Property and equipment, net                                                              59,470             30,307
    Investment in foundries                                                                  40,446             24,197
    Investment in FlashVision                                                               144,616            142,825
    Deferred tax asset                                                                        7,927              6,922
    Deposits and other non-current assets                                                    46,151             14,598
                                                                                         ----------          ---------
      Total Assets                                                                       $2,023,514          $ 973,579
                                                                                         ==========          =========

                     LIABILITIES AND STOCKHOLDERS' EQUITY:

Current Liabilities:

    Accounts payable                                                                     $   88,737          $  28,294
    Accounts payable to related parties                                                      45,013             26,349
    Accrued payroll and related expenses                                                     28,233             11,690
    Income taxes payable                                                                     37,254             15,978
    Deferred tax liability                                                                       --              6,922
    Research and development liability, related party                                        11,800             10,507
    Other accrued liabilities                                                                36,661             26,780
    Deferred income on shipments to distributors and retailers and deferred revenue          99,136             43,760
                                                                                         ----------          ---------
      Total current liabilities                                                             346,834            170,280

    Convertible subordinated notes payable                                                  150,000            150,000
    Deferred revenue and other non-current liabilities                                       25,992             25,579
                                                                                         ----------          ---------
      Total Liabilities                                                                     522,826            345,859

    Commitments and contingencies

Stockholders' Equity:
    Preferred stock                                                                              --                 --
    Common stock                                                                          1,207,958            585,968
    Retained earnings                                                                       253,624             84,765
    Accumulated other comprehensive income (loss)                                            39,106            (43,013)
                                                                                         ----------          ---------
      Total stockholders' equity                                                          1,500,688            627,720

         Total Liabilities and Stockholders' Equity                                      $2,023,514          $ 973,579
                                                                                         ==========          =========

*Information derived from the audited Consolidated Financial Statements.